FOLLOW-ON CAPITAL MARKETS SERVICES AGREEMENT

THIS FOLLOW-ON CAPITAL MARKETS SERVICES AGREEMENT (the "Agreement") is made effective as of February 18, 2025 (the "Effective Date"), by and between Ten Holdings, Inc., a corporation with its principal place of business at 1170 Wheeler Way, Langhorne, PA 19047 ("Company"), and Cherish Gloss Group Limited, a BVI corporation with its principal place of business at Room 601, 6/F Tung Hip Commercial Building, 248 Des Voeux Road Central, Sheung Wan, Hong Kong ("Service Provider").

RECITALS

WHEREAS, Company desires to engage Service Provider to provide certain follow-on capital markets preparation and advisory services as described herein; and

WHEREAS, Service Provider possesses the necessary expertise and resources to provide such services and desires to perform these services for Company according to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. SCOPE OF SERVICES

1.1 Capital Markets Advisory Services

Service Provider shall provide Company with comprehensive follow-on capital markets advisory services (the "Services"), which shall encompass all preparatory, analytical, and strategic advisory services necessary or advisable for Company's contemplated capital markets activities. The Services shall include, without limitation:

(a) Comprehensive analysis and optimization of Company's capital structure to facilitate future capital raising activities;

(b) Development of strategic planning frameworks and methodologies for Company's follow-on offerings, including assessment of market conditions, competitive positioning, and timing considerations;

(c) Implementation of sophisticated market positioning strategies and identification of appropriate investor constituencies;

(d) Development of comprehensive financial models, valuation analyses, and capital allocation frameworks;

(e) Creation of detailed capital raising strategies, including analysis of various financing alternatives and their respective implications;

(f) Preparation of investment materials, including investor presentations, financial projections, market analyses, and related documentation;

(g) Establishment of robust investor relations infrastructure and communications protocols;

(h) Coordination of marketing activities, including road show preparation, investor targeting, and engagement strategies;

(i) Evaluation, selection, and management of appropriate underwriters and other financial intermediaries;

(j) Advisory services regarding optimal transaction structures, including security design, pricing mechanisms, and related considerations;

(k) Analysis of market conditions and timing parameters to maximize offering effectiveness; and

(l) Implementation of post-offering support mechanisms designed to maximize long-term valuation.

1.2 Service Delivery

Service Provider shall deliver the Services in accordance with a mutually agreed upon implementation schedule and in a professional and workmanlike manner consistent with industry standards. The parties shall periodically review and assess progress toward established objectives and may, by mutual written agreement, modify the implementation schedule as necessary to accommodate changing circumstances or requirements.

1.3 Additional Services

Any services not encompassed within the broad categories set forth in Section 1.1 shall be considered outside the scope of this Agreement. Company may request additional services by submitting a written request to Service Provider describing in reasonable detail the nature and extent of such additional services. Service Provider may, in its sole discretion, agree to provide such additional services, subject to appropriate adjustments to compensation and other terms, pursuant to a written amendment to this Agreement executed by authorized representatives of both parties.

2. TERM AND TERMINATION

2.1 Term

This Agreement shall commence on the Effective Date and shall continue for a period of twelve (12) months unless earlier terminated as provided herein (the "Initial Term"). Thereafter, this Agreement shall automatically renew for successive twelve (12) month periods (each a "Renewal Term"), unless either party provides written notice of non-renewal at least sixty (60) days prior to the end of the then-current term.

2.2 Termination for Convenience

Either party may terminate this Agreement for convenience upon ninety (90) days' prior written notice to the other party.

2.3 Termination for Cause

Either party may terminate this Agreement for cause upon written notice to the other party if such other party:

(a) materially breaches any term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of such breach; or

(b) becomes insolvent, files for bankruptcy, or makes an assignment for the benefit of creditors.

2.4 Effect of Termination

Upon termination of this Agreement for any reason:

(a) Company shall pay Service Provider for all Services performed up to the effective date of termination;

(b) Service Provider shall deliver to Company all work product and materials developed for Company under this Agreement;

(c) Each party shall return or destroy all Confidential Information of the other party as set forth in Section 6; and

(d) The provisions of Sections 5, 6, 7, 8, 9, and 10 shall survive termination.

2.5 Non-Exclusivity

This Agreement is non-exclusive. Nothing in this Agreement shall prevent either party from entering into similar agreements with other parties or from offering or providing similar services to other entities. Company shall have no obligation to use Service Provider for any future capital markets services or activities.

3. COMPENSATION

3.1 Service Fees

Company shall pay Service Provider a fixed fee of One Million Twenty-Four Thousand Five Hundred Thirteen Dollars ($1,024,513) for the Services described herein (the "Fixed Fee"). This Fixed Fee represents charges for comprehensive capital markets preparation and advisory services that may be properly capitalized in accordance with applicable accounting principles and relevant financial reporting standards.

3.2 Expenses

Company shall reimburse Service Provider for all reasonable out-of-pocket expenses incurred in connection with the performance of the Services, provided that:

(a) such expenses are pre-approved in writing by Company;

(b) such expenses are itemized and documented with appropriate receipts; and

(c) Service Provider submits an expense report to Company within thirty (30) days after incurring such expenses.

3.3 Payment Terms

The Fixed Fee shall be payable in full (100%) upon execution of this Agreement. For clarity, the Fixed Fee represents the entire compensation due to Service Provider under this Agreement, and no additional fees, commissions, percentages, success fees, or other economic consideration shall be payable to Service Provider, regardless of the outcome of any capital raising activities. Service Provider shall invoice Company for expenses incurred on a monthly basis. Company shall pay all invoices within thirty (30) days after receipt. All payments shall be made in U.S. dollars by wire transfer to an account designated by Service Provider in writing.

3.4 Late Payments

Any payment not received within thirty (30) days after the due date shall accrue interest at the rate of one and one-half percent (1.5%) per month, or the maximum rate permitted by law, whichever is less, from the due date until paid in full.

3.5 Taxes

All fees and expenses are exclusive of all applicable taxes, duties, and similar charges. Company shall be responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on amounts payable by Company under this Agreement.

4. COMPANY OBLIGATIONS

4.1 Cooperation

Company shall cooperate with Service Provider in all matters relating to the Services and shall respond promptly to Service Provider's requests for information, documents, and approvals.

4.2 Access

Company shall provide Service Provider with reasonable access to Company's premises, systems, and personnel as necessary for Service Provider to perform the Services.

4.3 Point of Contact

Company shall designate a primary point of contact with authority to make decisions regarding the Services and this Agreement.

4.4 Timely Decisions

Company shall make decisions and provide approvals necessary for the completion of the Services in a timely manner.

5. INTELLECTUAL PROPERTY

5.1 Company Intellectual Property

All right, title, and interest in and to any data, information, documentation, and materials, whether tangible or intangible, provided by Company to Service Provider under this Agreement

Work Product delivered to Company under this Agreement solely for Company's internal business purposes.

5.3 Work Product

Upon full payment of all amounts due under this Agreement, all deliverables, reports, analyses, models, presentations, strategies, recommendations, documentation, and other materials specifically prepared for Company by Service Provider under this Agreement (collectively, "Work Product") shall be the sole and exclusive property of Company. Service Provider hereby irrevocably assigns, transfers, and conveys to Company all right, title, and interest throughout the world in and to the Work Product, including all intellectual property rights therein. Service Provider shall execute and deliver such documents and take such actions as may be reasonably requested by Company to evidence, perfect, maintain, and enforce Company's ownership of such Work Product.

5.4 Third-Party Materials

Service Provider shall not incorporate any third-party materials into the Work Product without Company's prior written consent. If Company provides such consent, Service Provider shall secure all necessary rights for Company to use such third-party materials as contemplated by this Agreement.

6. CONFIDENTIALITY

6.1 Confidential Information

"Confidential Information" means all non-public, proprietary, or confidential information of a party (the "Disclosing Party"), whether in oral, written, electronic, or other form, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including, without limitation, business plans, financial information, technical information, marketing strategies, operations, and client information.

6.2 Exclusions

Confidential Information does not include information that: (a) is or becomes generally available to the public other than as a result of a breach of this Agreement; (b) was known to the receiving party prior to its disclosure by the Disclosing Party; (c) becomes known to the receiving party from a source other than the Disclosing Party and not as a result of a breach of any obligation of confidentiality; or (d) is independently developed by the receiving party without use of or reference to the Disclosing Party's Confidential Information.

6.3 Obligations

Each party shall: (a) protect the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care that it uses to protect its own confidential information, but in no event with less than reasonable care; (b) not disclose the Confidential Information to any person other than its employees, agents, and contractors who have a need to know and who are bound by obligations of confidentiality at least as restrictive as those contained herein; and (c) not use the Confidential Information for any purpose outside the scope of this Agreement.

6.4 Required Disclosure

If the receiving party is required by law, court order, or governmental authority to disclose Confidential Information, the receiving party shall: (a) provide prompt written notice to the Disclosing Party (to the extent legally permitted); (b) cooperate with the Disclosing Party's efforts to obtain a protective order or other appropriate remedy; and (c) limit the disclosure to what is legally required.

6.5 Return or Destruction

Upon termination of this Agreement or upon the Disclosing Party's request, the receiving party shall promptly return or destroy all Confidential Information of the Disclosing Party in its possession or control.

7. REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties

Each party hereby represents and warrants to the other party that:

(a) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the full right, power, and authority to enter into and perform its obligations under this Agreement;

(b) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on its part and this Agreement constitutes a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms;

(c) its performance of this Agreement will not conflict with, result in a breach of, or constitute a default under its organizational documents or any other agreement, instrument, order, law, or regulation to which it is a party or by which it or its properties may be bound;

(d) there is no action, suit, claim, investigation, or proceeding pending, or to its knowledge threatened, against or affecting it which, if adversely decided, would materially adversely affect its ability to perform its obligations under this Agreement; and

(e) it will comply with all applicable international, federal, state, and local laws, regulations, rules, ordinances, and industry standards in performing its obligations under this Agreement.

7.2 Service Provider Representations and Warranties

Service Provider represents and warrants that:

(a) it has the experience, expertise, and resources necessary to provide the Services;

(b) the Services will be performed in a professional and workmanlike manner in accordance with industry standards;

(c) it will assign qualified personnel to perform the Services; and

(d) the Work Product will not infringe any intellectual property rights of any third party.

7.3 Disclaimer

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

8. LIMITATION OF LIABILITY

8.1 Exclusion of Damages

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF DATA, LOSS OF BUSINESS, OR LOSS OF GOODWILL, REGARDLESS OF THE FORM OF ACTION OR THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.2 Cap on Liability

EXCEPT FOR BREACHES OF SECTIONS 5 (INTELLECTUAL PROPERTY) AND 6 (CONFIDENTIALITY), EACH PARTY'S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL FEES PAID OR PAYABLE BY COMPANY TO SERVICE PROVIDER UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO LIABILITY.

9. INDEMNIFICATION

9.1 Service Provider Indemnification

Service Provider shall defend, indemnify, and hold harmless Company, its affiliates, and their respective officers, directors, employees, and agents from and against any and all claims, actions, suits, demands, judgments, liabilities, damages, losses, costs, and expenses (including reasonable attorneys' fees) arising out of or resulting from:

(a) Service Provider's breach of any representation, warranty, or covenant in this Agreement;

(b) Service Provider's negligence or willful misconduct; or

(c) any claim that the Work Product or Service Provider's performance of the Services infringes any intellectual property rights of a third party.

9.2 Company Indemnification

Company shall defend, indemnify, and hold harmless Service Provider, its affiliates, and their respective officers, directors, employees, and agents from and against any and all claims, actions, suits, demands, judgments, liabilities, damages, losses, costs, and expenses (including reasonable attorneys' fees) arising out of or resulting from:

(a) Company's breach of any representation, warranty, or covenant in this Agreement;

(b) Company's negligence or willful misconduct; or

(c) Service Provider's use of Company Materials in accordance with this Agreement.

9.3 Indemnification Procedure

The indemnified party shall: (a) promptly notify the indemnifying party in writing of any claim for which indemnification is sought; (b) give the indemnifying party sole control over the defense and settlement of such claim; and (c) provide the indemnifying party, at the indemnifying party's expense, with all reasonable assistance in connection with the defense and settlement of such claim. The indemnifying party shall not settle any claim in a manner that adversely affects the indemnified party's rights without the indemnified party's prior written consent.

10. GENERAL PROVISIONS

10.1 Independent Contractors

The relationship between the parties is that of independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment, or agency relationship between the parties. Neither party has the authority to bind the other party or to incur any obligation on behalf of the other party.

10.2 Non-Solicitation and Non-Circumvention

(a) During the term of this Agreement and for two (2) years thereafter, neither party shall, directly or indirectly, solicit, recruit, hire, employ, engage as a consultant, or otherwise retain the services of any employee or contractor of the other party who was involved in the performance of this Agreement, without the prior written consent of the other party. This restriction shall not apply to general solicitations of employment not specifically directed toward employees of the other party or to any hiring that results from such general solicitations.

(b) During the term of this Agreement and for two (2) years thereafter, Company shall not, directly or indirectly, circumvent, avoid, bypass, or obviate Service Provider in any way, including but not limited to, contacting or entering into agreements with any financial institutions, investors, advisors, or other third parties introduced to Company by Service Provider in connection with the Services, for the purpose of avoiding payment of fees otherwise due to Service Provider under this Agreement.

(c) The parties acknowledge and agree that a breach of this Section 10.2 would result in irreparable harm to the non-breaching party, the extent of which would be difficult to ascertain. Accordingly, in addition to any other remedies available to the non-breaching party, the non-breaching party shall be entitled to injunctive relief, specific performance, and other equitable relief for any violation of this Section 10.2.

10.3 Assignment

Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to its successor in interest in connection with a merger, acquisition, or sale of all or substantially all of its assets. Any attempted assignment or transfer in violation of this provision shall be null and void.

10.4 Notices

All notices required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, sent by certified mail (return receipt requested), or sent by overnight courier service, to the address of the party to be notified as set forth in the preamble to this Agreement or to such other address as such party may designate by written notice.

10.5 Force Majeure

Neither party shall be liable for any failure or delay in performance under this Agreement due to causes beyond its reasonable control, including, but not limited to, acts of God, fire, flood, earthquake, labor disputes, strikes, war, terrorism, governmental actions, or inability to obtain labor, materials, or services.

10.6 Waiver

No waiver of any breach of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provision of this Agreement, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

10.7 Severability

If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be enforced to the maximum extent permissible under applicable law, and the remaining provisions of this Agreement shall remain in full force and effect.

10.8 Entire Agreement

This Agreement, including all exhibits and attachments, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, proposals, or representations, written or oral, concerning its subject matter.

10.9 Amendment

No amendment or modification of this Agreement shall be effective unless in writing and signed by authorized representatives of both parties.

10.10 Governing Law

This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of Singapore, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

10.11 Dispute Resolution

(a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by binding arbitration administered by the Singapore International Arbitration Centre in accordance with its Arbitration Rules then in effect.

(b) The arbitration shall be conducted by a panel of three (3) arbitrators. Each party shall appoint one arbitrator, and the two appointed arbitrators shall appoint the third arbitrator, who shall serve as chairperson of the arbitral tribunal. If a party fails to appoint an arbitrator within thirty (30) days after receipt of a request to do so from the other party, or if the two appointed arbitrators cannot reach agreement on the third arbitrator within thirty (30) days after their appointment, then such appointment shall be made by the Singapore International Arbitration Centre upon the written request of either party.

(c) The place of arbitration shall be Singapore. The arbitration shall be conducted in the English language. The arbitral tribunal shall apply the law specified in Section 10.10.

(d) The award rendered by the arbitral tribunal shall be final and binding upon the parties. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties undertake to carry out the award without delay.

(e) The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the privacy of the hearing and all documents produced or exchanged in the course of the arbitration, except as may be necessary to prepare for or conduct the arbitration, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

(f) The parties shall equally share the fees and expenses of the arbitral tribunal and the administrative fees of the arbitration. Each party shall bear its own costs and attorneys' fees associated with the arbitration; provided, however, that the arbitral tribunal may include in its award an allocation to any party of such costs and expenses as the arbitral tribunal may deem reasonable.

10.13 No Right of First Refusal

Nothing in this Agreement shall be construed as granting Service Provider any right of first refusal, right of first offer, or similar preferential right with respect to any future services, engagements, or transactions that Company may undertake. Company shall have the absolute right, in its sole discretion, to engage any person or entity to provide services similar to the Services for any future transactions or activities, without any obligation to notify or offer such engagement to Service Provider.

10.14 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY: Ten Holdings, Inc.

/s/ Randy Jones
By: Randy Jones

SERVICE PROVIDER: Cherish Gloss Group Limited

/s/ Cherry Sim
By: Cherry Sim